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                                 EXHIBIT 3 (d)

                      RESOLUTION OF THE BOARD OF DIRECTORS
                                       OF
                           MEDALIST INDUSTRIES, INC.


    I hereby certify that the following is a true and correct copy of a resolution duly adopted by the Board of Directors at a meeting held on April 27, 1995, and that said resolution is in full force and effect on the date hereof.

                   RESOLVED, that the second sentence of Section 3.01 of the Company's Bylaws be revised to read as follows:

                   "The number of directors of the corporation shall be eight
                   (8) and shall be divided into three classes, as nearly equal in number as possible."

                   FURTHER RESOLVED, that James S. Dahlke be and hereby is appointed, effective May 15, 1995, to fill a vacancy on the Board of Directors thus created, for a term expiring on the date of the annual meeting of shareholders in 1998.

    IN WITNESS WHEREOF, I hereunto set my hand and affix the seal of Medalist Industries, Inc. on this 27th day of April, 1995.


                                        MEDALIST INDUSTRIES, INC.



                                        By:
                                                  ______________________________
                                                  William C. O'Loughlin
                                                  Secretary





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